Form 10-K, Exhibit 13
period 2001-10-31
PLATO LEARNING INC
filed 2002-01-29
CIK 893965

                                                                   EXHIBIT 13.01



REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


RESULTS OF OPERATIONS


OVERVIEW

PLATO Learning, Inc. and its subsidiaries (the "Company") enhance the learning process by providing computer-based and e-learning instruction and related services, offering basic to advanced level courseware in reading, writing, math, science, social studies and life and job skills. The Company's PLATO(R) Learning System and PLATO(R) Web Learning Network provide more than 3,500 hours of objective-based, problem solving courseware and include assessment, alignment and management tools to create standards-based curricula and facilitate the learning process. PLATO courseware is delivered via networks, CD-ROM, private intranets and the Internet. In addition, single topic PLATO courseware is available through the Company's e-commerce web site and distributors. PLATO courseware is marketed to K-12 schools, colleges, job training programs, correctional institutions, military education programs, corporations and individuals.

The Company's fiscal year is from November 1 to October 31. Unless otherwise stated, references to the years 2001, 2000 and 1999 relate to the fiscal years ended October 31, 2001, 2000, and 1999, respectively.

Effective October 26, 2001, the Company's Board of Directors authorized a 4-for-3 stock split, effected in the form of a stock dividend, of the then issued and outstanding shares of the Company's common stock. All references to common stock amounts, shares and per share data included in the consolidated financial statements and related notes have been adjusted to give retroactive effect to the stock split.

On March 30, 2000, the Company's stockholders approved a change in the Company's name from TRO Learning, Inc. to PLATO Learning, Inc.

ACQUISITIONS

TEACHMASTER TECHNOLOGIES, INC.
In September 2001, the Company acquired TeachMaster Technologies, Inc. ("TeachMaster"), a privately-held South Dakota corporation, for $1,550 in cash, approximately 24,000 shares of the Company's common stock with an aggregate fair value of $500, approximately $726 to retire certain of TeachMaster's debts, and additional consideration not to exceed $750. The additional consideration will be paid only upon TeachMaster achieving certain financial targets in fiscal years 2002 and 2003. TeachMaster, a research-based educational software development and consulting services company, specializes in the implementation of cross-platform standards-based educational solutions for K-12 school districts.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                                                       CONDITION

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


The TeachMaster acquisition was accounted for using the purchase method of accounting (see Note 2 to Consolidated Financial Statements). The operating results of TeachMaster were included in the Company's financial statements from the date of acquisition; however, they were not material to the Company's consolidated statement of earnings for the year ended October 31, 2001.

WASATCH INTERACTIVE LEARNING CORPORATION
In April 2001, the Company acquired Wasatch Interactive Learning Corporation ("Wasatch"), a publicly-held Washington corporation and provider of multimedia courseware for K-8 education. Following the approval of Wasatch stockholders, the Company acquired all of the outstanding securities of Wasatch in exchange for approximately 875,000 shares of the Company's common stock with an aggregate fair value of $11,996, and Wasatch became a wholly owned subsidiary. In addition, the Company assumed all existing warrants to purchase Wasatch common stock and converted them into warrants to purchase the Company's common stock.

In a separate transaction immediately prior to the closing date, the Company purchased Wasatch's outstanding 7% convertible debenture from the holder for approximately $4,056 with funds borrowed under the Company's revolving loan agreement. The 7% convertible debenture was redeemed for cash upon the closing of the acquisition.

The Wasatch acquisition was accounted for using the purchase method of accounting (see Note 2 to Consolidated Financial Statements). The operating results of Wasatch were included in the Company's financial statements from the date of acquisition; however, they were not material to the Company's consolidated statement of earnings for the year ended October 31, 2001.

CYBERED, INC.
In July 2000, the Company acquired CyberEd, Inc. ("CyberEd"), a privately-held Nevada corporation and provider of multimedia science courseware for high schools, for approximately $4,400 in cash, net of cash acquired. The acquisition was accounted for using the purchase method of accounting (see Note 2 to Consolidated Financial Statements). The operating results of CyberEd were included in the Company's financial statements from the date of acquisition; however, they were not material to the Company's consolidated statements of earnings for the years ended October 31, 2001 and 2000.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



RESULTS OF OPERATIONS, CONTINUED

The following table presents statement of
earnings amounts as a percentage of revenue:        2001           2000          1999
Revenues                                            100.0%         100.0%        100.0%
Cost of revenues                                      9.9           11.6          12.1
                                                  --------       --------      --------
Gross profit                                         90.1           88.4          87.9
                                                  --------       --------      --------
Operating expenses:
  Selling, general and administrative                63.1           60.6          60.0
  Product development and customer support           12.4           11.3          12.4
  Goodwill and intangible amortization                3.0            0.3          --
  Special charge                                      1.8           --            --
                                                  --------       --------      --------
Total operating expenses                             80.3           72.2          72.4
                                                  --------       --------      --------
Operating profit                                      9.8           16.2          15.5
Interest expense                                      0.8            1.7           3.7
Interest income                                      (1.2)          --            --
Other expense, net                                    0.2            0.4           0.4
                                                  --------       --------      --------
Earnings before income taxes                         10.0           14.1          11.4
Income tax expense (benefit)                          5.0            5.5         (22.7)
                                                  --------       --------      --------
Net earnings                                          5.0%           8.6%         34.1%
                                                  ========       ========      ========

REVENUES
The following table highlights revenues
by product line:

                                                     2001            2000         1999
Courseware and professional services                $ 66,166       $ 51,453     $ 40,465
Hardware, third-party courseware and other             3,941          4,670        3,670
                                                    --------       --------     --------
Total revenues                                      $ 70,107       $ 56,123     $ 44,135
                                                    ========       ========     ========

In 2001, courseware and professional services revenue, the driver of the Company's operations, increased $14,713 or 29% as compared to 2000. The Company continued to experience increased acceptance of its products and services in its various markets. The Company expanded into the elementary market in 2001 through the acquisition of Wasatch. The revenue growth was achieved primarily through increased sales volume to both new and existing customers. Total revenues for 2001 were $70,107, an increase of $13,984 or 25% from 2000. During the fourth quarter of 2001, the Company experienced a downturn in revenues due to federal funding delays and market uncertainty as a result of the events of September 11, 2001.

Courseware and professional services revenue for 2000 increased $10,988 or 27% from 1999. The Company experienced increased acceptance of its products and services in its various markets. Revenue growth was achieved primarily through increased sales volume to both new and existing customers. Total revenues for 2000 were $56,123, an increase of $11,988 from 1999.

The Company's quarterly operating results fluctuate as a result of a number of factors including the business and sales cycle, the amount and timing of new product introductions by the Company, client spending patterns, budget cycles and fiscal year ends, and promotional programs. The Company historically has experienced its lowest revenues in the first quarter and increasingly higher levels of revenues in each of the next three quarters.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                                                       CONDITION

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


GROSS PROFIT
Gross profit for 2001 increased $13,558 or 27% to $63,187 as compared to $49,629 for 2000. This increase was due mainly to the increase in courseware and professional services revenue. Gross margin increased to 90% for 2001, as compared to 88% for 2000, mainly due to the increased mix of higher margin courseware revenues.

Gross profit for 2000 increased $10,846 or 28% to $49,629 as compared to $38,783 for 1999. This increase was primarily due to the increase in courseware and professional services revenue. Gross margin was a comparable 88% for both 2000 and 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Selling, general and administrative expense for 2001 increased $10,207 or 30% to $44,226 as compared to $34,019 for 2000. Commissions increased due to increased revenues and a new compensation plan structure resulting in many top performing sales representatives reaching their bonus levels in 2001. In addition, the increase resulted from infrastructure expansion and marketing expenses associated with a large consumer sale. As a percentage of revenue, total selling, general and administrative expense increased from 61% in 2000 to 63% in 2001.

Selling, general and administrative expense for 2000 increased $7,555 or 29% to $34,019 as compared to $26,464 for 1999. The increase resulted from infrastructure expansion, higher commissions due to increased revenues and incentive bonuses, which were not available in 1999. As a percentage of revenue, total selling, general and administrative expense increased from 60% in 1999 to 61% in 2000.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



RESULTS OF OPERATIONS, CONTINUED

PRODUCT DEVELOPMENT AND CUSTOMER SUPPORT EXPENSE
Product development and customer support expense for 2001 increased $2,347 or 37% to $8,686 as compared to $6,339 for 2000. The increase was due primarily to increased spending associated with new reading products, enhanced math products, the PLATO(R) Web Learning Network, the PLATO(R) Simulated Test System and the PLATO(R) Pathways Management System. In addition, customer support expense increased as a result of the Company's expanding customer base. As a percentage of revenue, total product development and customer support expense increased from 11% in 2000 to 12% in 2001.

Product development and customer support expense for 2000 increased $868 or 16% to $6,339 as compared to $5,471 for 1999. The increase was due primarily to increased spending associated with enhanced reading products, simulated test products and the PLATO Web Learning Network. In addition, customer support expense increased as a result of the Company's expanding customer base. As a percentage of revenue, total product development and customer support expense decreased from 12% in 1999 to 11% in 2000.

GOODWILL AND INTANGIBLE AMORTIZATION EXPENSE
Goodwill and intangible amortization expense was $2,112 for 2001 as compared to $144 for 2000. The increase was attributable to the Wasatch acquisition in the second quarter of 2001 and the CyberEd acquisition late in the third quarter of 2000 (see Note 2 to Consolidated Financial Statements).

SPECIAL CHARGE
The special charge in 2001 represented costs associated with the November 2000 retirement of the Company's founder and former chief executive officer, and included non-cash amounts of $463 for the accelerated vesting of stock options.

OPERATING PROFIT
Operating profit for 2001 was $6,903 as compared to $9,127 for 2000. This decline in operating results was due principally to the fourth quarter 2001 delay in federal funding, the events of September 11, 2001, and the special charge of $1,260 combined with increased operating expenses in 2001 that were not offset by the increase in courseware and professional services revenue. Operating profit, as a percentage of revenue, decreased from 16% in 2000 to 10% in 2001.

Operating profit for 2000 was $9,127 as compared to $6,848 for 1999. This improvement in operating results was due principally to the increase in courseware and professional services revenue, partially offset by increased selling, general and administrative expenses in 2000. Operating profit, as a percentage of revenue, increased slightly from 15.5% in 1999 to 16.2% in 2000.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                                                       CONDITION

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



INTEREST EXPENSE
Interest expense decreased to $585 for 2001 from $971 for 2000 primarily as a result of the decreased level of bank borrowings compared to 2000 and the conversion of the 10% subordinated convertible debentures during 2000 (see Note 5 to Consolidated Financial Statements). Interest expense decreased to $971 for 2000 from $1,651 for 1999 primarily as a result of the decreased level of bank debt that resulted from cash flow from operations.

INTEREST INCOME
Interest income was $817 for 2001 as compared to $12 for 2000. This increase was due to interest income on the invested proceeds from the public stock offering completed in June 2001 (see Note 8 to Consolidated Financial Statements).

INCOME TAXES
The Company's effective tax rate for 2001 was 50% as compared to 39% for 2000. This increase was due primarily to the effect of non-deductible goodwill amortization in 2001. The Company expects that the effective tax rate will decrease in 2002, as compared to 2001, since goodwill will no longer be amortized with the expected adoption of SFAS 142.

Income taxes for 1999 reflect a nonrecurring tax benefit of $10,000 resulting from the reversal of the valuation allowance placed on the Company's deferred tax asset, related to its net operating loss carryforwards in the United States. This reversal was based on updated expectations about future years' taxable income to reflect continuing improvements in operating results influenced by the Company's continued revenue growth and other indications that certain concerns that had previously limited management's expectation about future taxable income no longer were applicable.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



FINANCIAL CONDITION


LIQUIDITY AND CAPITAL RESOURCES
As of October 31, 2001, the Company's principal sources of liquidity included cash and cash equivalents of $61,568 and net accounts receivable of $28,739. The Company had total installment receivables of $18,108 at October 31, 2001, of which $16,087 are to be billed within one year from the balance sheet date and are included in net accounts receivable. Working capital was $74,049 at October 31, 2001, an increase of $56,546 from October 31, 2000 due primarily to increased cash and cash equivalents and accounts receivable, partially offset by increased expense accruals and deferred revenue.

Net cash provided by the Company's operating activities was $10,305 in 2001 compared to $14,248 in 2000. Cash flows from operations were used principally to fund the Company's working capital requirements.

The Company's net cash used in investing activities was $12,906 in 2001 and $8,416 in 2000. Net cash used included $6,742 for the TeachMaster and Wasatch acquisitions in 2001 and $4,387 for the CyberEd acquisition in 2000 (see Note 2 to Consolidated Financial Statements). Capitalized product development costs were $5,030 in 2001 and $2,932 in 2000. The Company's cash capital expenditures totaled $1,134 in 2001 and $1,097 in 2000. Additionally in 2001, the Company financed $1,076 of capital expenditures through capital leases. At October 31, 2001, the Company had no material commitments for capital expenditures.

Net cash provided by financing activities was $57,827 for 2001, primarily from common stock issued through the public stock offering and the exercise of stock options and warrants (see Note 8 to Consolidated Financial Statements). In June 2001, the Company completed a public stock offering, selling 3,680,000 shares of its common stock at a price of $15.75 per share. Net proceeds were approximately $55,000, after payment of underwriting discounts, commissions and offering costs. The Company's net cash provided by financing activities was $750 in 2000. The Company completed a private placement of common stock, resulting in net proceeds of $4,771 (see Note 8 to Consolidated Financial Statements), which were offset by the $4,587 of net repayments of short-term borrowings.

Income taxes for 1999 reflect a nonrecurring tax benefit of $10,000, resulting from the reversal of the valuation allowance placed on the Company's deferred tax asset, related to its net operating loss carryforwards in the United States. This reversal was based on updated expectations about future years' taxable income to reflect continuing improvements in operating results influenced by the Company's continued revenue growth and other indications that certain concerns that had previously limited management's expectation about future taxable income no longer were applicable. In prior years, the primary differences between pretax earnings for financial reporting purposes and taxable income for income tax purposes included revenue recognition, the capitalization of product development costs and various reserves. The Company has total net operating loss carryforwards of approximately $40,250 which expire between 2004 and 2021.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                                                       CONDITION

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


From time to time, the Company evaluates potential acquisitions of products or businesses that complement the Company's core business. The Company may consider and acquire other complementary businesses, products, or technologies in the future.

The Company maintains adequate cash reserves to meet its anticipated working capital, capital expenditure and business investment requirements.

FACTORS AFFECTING QUARTERLY OPERATING RESULTS
The Company's quarterly operating results fluctuate as a result of a number of factors including the business and sales cycle, the amount and timing of new product introductions by the Company, client spending patterns, budget cycles and fiscal year ends, and promotional programs. The Company historically has experienced its lowest revenues in the first quarter and increasingly higher levels of revenues in each of the next three quarters.

INTEREST RATE RISK
At October 31, 2001, the Company's debt consisted of capital lease obligations at fixed interest rates. As a result, risk relating to interest rate fluctuation is considered minimal.

FOREIGN CURRENCY EXCHANGE RATE RISK
The Company markets its products worldwide and has operations in Canada and the United Kingdom. As a result, financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets. Working funds necessary to facilitate the short-term operations of foreign subsidiaries are kept in local currencies in which they do business. Approximately 8% of total revenues for 2001 were denominated in currencies other than the U.S. dollar.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



NEW ACCOUNTING PRONOUNCEMENTS


In June 2001, the Financial Accounting Standards Board ("FASB") approved Statements of Financial Accounting Standards No. 141, "Business Combinations"("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). These statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and intangible assets with indefinite useful lives not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized when incurred. SFAS 141 is generally effective for business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001 with early application permitted in certain circumstances. Additionally, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamortization and amortization provisions of SFAS
142. The Company expects to adopt SFAS 142 effective as of November 1, 2001. At October 31, 2001, the net book value of the Company's goodwill was $15,950, and goodwill amortization expense was $1,483, $90 and $0 for 2001, 2000 and 1999, respectively. The adoption of these statements is expected to reduce 2002 annual goodwill amortization expense by approximately $2,190. Additionally, the effects of any future impairment, as provided by SFAS 142, on the Company's consolidated financial position and results of operations are unknown.

In October 2001, the FASB approved Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS 121 and APB Opinion No. 30. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Additionally, the effects of any future impairment and disposal of long-lived assets, as provided by SFAS 144, on the Company's consolidated financial position and results of operations are unknown.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                                                       CONDITION

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



CAUTIONARY STATEMENTS


As provided for in the Private Securities Litigation Reform Act of 1995, the Company cautions investors that a number of factors could cause actual future results of operations to vary from those anticipated in previously made forward-looking statements and any other forward-looking statements made in this document and elsewhere by or on behalf of the Company. Net revenues could be materially affected by products introduced by competitors with advanced technology and better features and benefits or lower prices or government funding priorities. Operations could be affected by the Company's ability to execute its diversification strategy or to integrate acquired companies.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
REPORT OF MANAGEMENT

The management of PLATO Learning, Inc. is responsible for the preparation, integrity and objectivity of the accompanying financial statements. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts which reflect management's best estimates based on its informed judgment and consideration given to materiality. Management is also responsible for the accuracy of the related data in the annual report and its consistency with the financial statements.

In the opinion of management, the Company's accounting systems and procedures, and related internal controls, provide reasonable assurance that transactions are executed in accordance with management's intention and authorization, that financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control, and that the cost of such systems should not exceed the benefits to be derived there from. Management reviews and modifies the system of internal controls to improve its effectiveness. The effectiveness of the controls system is supported by the selection, retention and training of qualified personnel, an organizational structure that provides an appropriate division of responsibility and a budgeting system of control.

The adequacy of the Company's internal accounting controls, the accounting principles employed in its financial reporting and the scope of independent audits are reviewed by the Audit Committee of the Board of Directors, consisting solely of outside directors. The independent accountants meet with, and have confidential access to, the Audit Committee to discuss the results of their audit work.



/s/ J Murray

John Murray
President and Chief Executive Officer



/s/ John M. Buske

John M. Buske
Chief Operating Officer and
Chief Financial Officer

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                               REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and
Board of Directors of
PLATO Learning, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of PLATO Learning, Inc. and its subsidiaries at October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
December 3, 2001, except as to Note 15,
which is as of December 20, 2001

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED OCTOBER 31
                                                         2001             2000             1999
REVENUES                                               $ 70,107         $ 56,123         $ 44,135
Cost of revenues                                          6,920            6,494            5,352
                                                       --------         --------         --------
  Gross profit                                           63,187           49,629           38,783

OPERATING EXPENSES:
  Selling, general and administrative                    44,226           34,019           26,464
  Product development and customer support                8,686            6,339            5,471
  Goodwill and intangible amortization                    2,112              144               --
  Special charge                                          1,260               --               --
                                                       --------         --------         --------
    Total operating expenses                             56,284           40,502           31,935
                                                       --------         --------         --------
      OPERATING PROFIT                                    6,903            9,127            6,848
Interest expense                                            585              971            1,651
Interest income                                            (817)             (12)             (22)
Other expense, net                                          125              230              188
                                                       --------         --------         --------
  Earnings before income taxes                            7,010            7,938            5,031
Income tax expense (benefit)                              3,505            3,096          (10,000)
                                                       --------         --------         --------
  NET EARNINGS                                            3,505            4,842           15,031
Preferred stock accretion                                    --             (129)            (670)
                                                       --------         --------         --------
  Net earnings available to common stockholders        $  3,505         $  4,713         $ 14,361
                                                       ========         ========         ========
EARNINGS PER SHARE:
  Basic                                                $   0.26         $   0.47         $   1.63
  Diluted                                                  0.24             0.45             1.52

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
  Basic                                                  13,364            9,935            8,787
  Diluted                                                14,383           10,521           10,068

See Notes to Consolidated Financial Statements

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  OCTOBER 31
                                                                             2001              2000
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                               $  61,568         $   6,415
  Accounts receivable,
    less allowances of $2,545 and $2,308, respectively                       28,739            21,829
  Inventories                                                                   401               615
  Prepaid expenses and other current assets                                     916               627
  Deferred income taxes                                                       2,468             2,315
                                                                          ---------         ---------
    Total current assets                                                     94,092            31,801

Equipment and leasehold improvements, less accumulated
  depreciation of $3,829 and $2,882, respectively                             2,803             1,495
Product development costs, less accumulated amortization
  of $12,094 and $9,072, respectively                                         9,949             7,921
Deferred income taxes                                                         6,832             4,229
Goodwill, less accumulated amortization of
  $1,573 and $90, respectively                                               15,950             3,003
Other assets                                                                  6,285             2,141
                                                                          ---------         ---------
  TOTAL ASSETS                                                            $ 135,911         $  50,590
                                                                          =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt                                       $     242         $     600
  Accounts payable                                                            2,216             1,502
  Accrued employee salaries and benefits                                      4,539             4,087
  Accrued liabilities                                                         3,883             2,129
  Deferred revenue                                                            9,163             5,980
                                                                          ---------         ---------
    Total current liabilities                                                20,043            14,298
Long-term debt                                                                  720              --
Deferred revenue                                                              1,170               287
Other liabilities                                                                79               160
                                                                          ---------         ---------
  TOTAL LIABILITIES                                                          22,012            14,745
                                                                          ---------         ---------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 25,000,000 shares authorized;
    16,689,000 shares issued and 16,411,000 shares outstanding at October 31, 2001; 11,090,000 shares issued and 10,967,000
    shares outstanding at October 31, 2000                                      164               110
  Paid in capital                                                           113,767            35,498
  Treasury stock at cost, 278,000 and 123,000 shares, respectively           (4,914)           (1,209)
  Retained earnings                                                           5,786             2,281
  Accumulated other comprehensive loss                                         (904)             (835)
                                                                          ---------         ---------
    Total stockholders' equity                                              113,899            35,845
                                                                          ---------         ---------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 135,911         $  50,590
                                                                          =========         =========


See Notes to Consolidated Financial Statements

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

                                                                             YEAR ENDED OCTOBER 31
                                                                      2001            2000            1999
OPERATING ACTIVITIES:
Net earnings                                                       $  3,505         $  4,842         $ 15,031
                                                                   --------         --------         --------
Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Deferred income taxes                                             3,505            3,096          (10,000)
    Depreciation and amortization                                     6,380            2,928            2,894
    Provision for doubtful accounts                                   1,868            2,173            2,170
    Stock-based compensation                                            576              109              106
    Common stock received for employee payroll tax                   (1,351)              --               --
    Loss on disposal of fixed assets                                     29              102                9
    Changes in assets and liabilities, net of acquisitions:
      Accounts receivable                                            (8,447)          (3,798)          (5,557)
      Inventories                                                       214               37                2
      Prepaid expenses and other current and
        noncurrent assets                                            (1,956)             923              217
      Accounts payable                                                  530              173           (1,610)
      Accrued liabilities, accrued employee salaries and
        benefits and other liabilities                                1,416            1,989             (841)
      Deferred revenue                                                4,036            1,674              898
                                                                   --------         --------         --------
        Total adjustments                                             6,800            9,406          (11,712)
                                                                   --------         --------         --------
          Net cash provided by operating activities                  10,305           14,248            3,319
                                                                   --------         --------         --------
INVESTING ACTIVITIES:
Acquisitions, net of cash acquired                                   (6,742)          (4,387)              --
Capital expenditures                                                 (1,134)          (1,097)            (832)
Capitalization of product development costs                          (5,030)          (2,932)          (2,731)
                                                                   --------         --------         --------
  Net cash used in investing activities                             (12,906)          (8,416)          (3,563)
                                                                   --------         --------         --------
FINANCING ACTIVITIES:
Repayments of capital leases                                           (271)              --               --
Net repayments of revolving loan                                        (41)          (4,587)          (2,293)
Repayment of long-term debt                                              --               --           (2,441)
Net proceeds from issuance of common stock                           58,139            5,337               75
Net proceeds from issuance of convertible
  redeemable preferred stock                                             --               --            4,499
                                                                   --------         --------         --------
  Net cash provided by (used in) financing activities                57,827              750             (160)
                                                                   --------         --------         --------
Effect of foreign currency on cash                                      (73)            (230)               1
                                                                   --------         --------         --------
Net increase (decrease) in cash and cash equivalents                 55,153            6,352             (403)
Cash and cash equivalents at beginning of year                        6,415               63              466
                                                                   --------         --------         --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 61,568         $  6,415         $     63
                                                                   ========         ========         ========
Supplemental cash flow information:
Cash paid for interest                                             $    363         $    908         $  1,476
Cash paid for income taxes                                              472              100               --
Noncash investing and financing activities:
  Assets acquired in acquisitions                                       927            1,300               --
  Liabilities assumed in acquisitions                                   863              230               --
  Common stock issued in acquisitions                                12,526               --               --
  Capital lease obligations incurred                                  1,076               --               --
  Debt converted to common stock                                        600            2,450               --
  Preferred stock converted to common stock                              --            3,934               --
  Exercise of stock options with common stock                         2,354               --               --
  Accretion of preferred stock                                           --              129              670


See Notes to Consolidated Financial Statements

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                  (IN THOUSANDS)

                                                            COMMON STOCK                       RETAINED   ACCUMULATED
                                              -------------------------------------------      EARNINGS      OTHER        TOTAL
                                                           PAR      PAID IN      TREASURY    (ACCUMULATED  COMPREHEN-  STOCKHOLDERS'
                                              SHARES      VALUE     CAPITAL        STOCK       DEFICIT)    SIVE LOSS      EQUITY

BALANCE, NOVEMBER 1, 1998                      8,553    $      86   $  22,934    $  (1,176)   $ (17,592)   $    (583)   $   3,669
Comprehensive income:
  Net earnings                                    --           --          --           --       15,031           --       15,031
  Foreign currency
    translation adjustments                       --           --          --           --           --            3            3
                                                                                                                        ---------
Total comprehensive income                                                                                                 15,034
                                                                                                                        ---------
Exercise of stock options and shares
  issued under employee stock
  purchase plan                                   52           --          80           --           --           --           80
Restricted stock                                 (19)          --         106           --           --           --          106
Warrants issued with
  preferred stock                                 --           --         541           --           --           --          541
Beneficial conversion feature associated
  with preferred stock                            --           --         826           --           --           --          826
Preferred stock accretion                         --           --        (670)          --           --           --         (670)
Repurchase of shares                              (2)          --          --          (10)          --           --          (10)
                                             -------    ---------   ---------    ---------    ---------    ---------    ---------
BALANCE, OCTOBER 31, 1999                      8,584           86      23,817       (1,186)      (2,561)        (580)      19,576
Comprehensive income:
  Net earnings                                    --           --          --           --        4,842           --        4,842
  Foreign currency
    translation adjustments                       --           --          --           --           --         (255)        (255)
                                                                                                                        ---------
Total comprehensive income                                                                                                  4,587
                                                                                                                        ---------
Common stock issued                              474            5       4,766           --           --           --        4,771
Debenture conversions                            363            4       2,446           --           --           --        2,450
Preferred stock conversions                    1,415           14       3,920           --           --           --        3,934
Exercise of stock options, warrants
  and shares issued under employee
  stock purchase plan                            148            1         569           --           --           --          570
Restricted stock                                 (16)          --         109           --           --           --          109
Preferred stock accretion                         --           --        (129)          --           --           --         (129)
Repurchase of shares                              (1)          --          --          (23)          --           --          (23)
                                             -------    ---------   ---------    ---------    ---------    ---------    ---------
BALANCE, OCTOBER 31, 2000                     10,967          110      35,498       (1,209)       2,281         (835)      35,845
Comprehensive income:
  Net earnings                                    --           --          --           --        3,505           --        3,505
  Foreign currency
    translation adjustments                       --           --          --           --           --          (69)         (69)
                                                                                                                        ---------
Total comprehensive income                                                                                                  3,436
                                                                                                                        ---------
Common stock issued                            3,691           36      54,773           --           --           --       54,809
Debenture conversions                             88           --         600           --           --           --          600
Exercise of stock options, warrants and
  shares issued under employee
  stock purchase plan                            928            9       5,675           --           --           --        5,684
Restricted stock                                  (7)          --          87           --           --           --           87
Common stock and warrants issued
  for acquisitions                               899            9      12,517           --           --           --       12,526
Accelerated vesting of stock options              --           --         489           --           --           --          489
Income tax benefit of stock
  options exercised                               --           --       4,128           --           --           --        4,128
Common stock surrendered in conjunction
  with exercise of stock options                (155)          --          --       (3,705)          --           --       (3,705)
                                             -------    ---------   ---------    ---------    ---------    ---------    ---------

BALANCE, OCTOBER 31, 2001                     16,411    $     164   $ 113,767    $  (4,914)   $   5,786    $    (904)   $ 113,899
                                             =======    =========   =========    =========    =========    =========    =========


See Notes to Consolidated Financial Statements

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS
PLATO Learning, Inc. and its subsidiaries (the "Company") provide computer-based and e-learning instruction and related services, offering basic to advanced level courseware in reading, writing, math, science, social studies and life and job skills. The Company's PLATO(R) Learning System and PLATO(R) Web Learning Network provide more than 3,500 hours of objective-based, problem solving courseware and include assessment, alignment and management tools to create standards-based curricula and facilitate the learning process. PLATO courseware is delivered via networks, CD-ROM, private intranets and the Internet. In addition, single topic PLATO courseware is available through the Company's e-commerce web site and distributors. PLATO courseware is marketed to K-12 schools, colleges, job training programs, correctional institutions, military education programs, corporations and individuals.

The Company's fiscal year is from November 1 to October 31. Unless otherwise stated, references to the years 2001, 2000 and 1999 relate to the fiscal years ended October 31, 2001, 2000 and 1999, respectively.

On March 30, 2000, the Company's stockholders approved a change in the Company's name from TRO Learning, Inc. to PLATO Learning, Inc.

CONSOLIDATION
The accompanying consolidated financial statements include the accounts of PLATO Learning, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain reclassifications of previously reported amounts have been made to conform to the current year presentation.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Any such investments are carried at cost, which approximates fair value.

INVENTORIES
Inventories, which consist principally of goods purchased for resale, are stated at the lower of cost or market with cost determined using the first-in, first-out method.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years for equipment and over the lease term for leasehold improvements. Upon retirement or disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations. Maintenance and repairs are expensed as incurred. Depreciation expense was $1,073, $811 and $626 for 2001, 2000 and 1999, respectively.

GOODWILL AND OTHER LONG-TERM ASSETS
Other assets include intangible assets and installment receivables with terms greater than one year. The Company investigates potential impairments of long-lived assets, identifiable intangibles and associated goodwill when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss would be recognized if the sum of the expected future net cash flows were less than the carrying amount of the asset. There were no such impairments of long-lived assets during the periods presented.

FINANCIAL INSTRUMENTS
The carrying value of cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value due to the short-term nature of these financial instruments. The fair value of the Company's debt is estimated to approximate the carrying value of these liabilities based upon borrowing rates currently available to the Company for borrowings with similar terms.

REVENUE RECOGNITION
Revenue is recognized in accordance with the provisions of Statement of Position No. 97-2 "Software Revenue Recognition", as amended and modified and Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101").

Revenue from the sale of courseware licenses, computer hardware and related services is recognized upon meeting the following criteria: (i) execution of a written customer order, (ii) delivery of the courseware, hardware and related services, (iii) the license fee is fixed or determinable and (iv) collectibility of the proceeds is probable. For software arrangements that include more than one element, the Company allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of the relative fair value of each deliverable. Vendor-specific objective evidence of fair value is determined using the price charged when that element is sold separately. Upon delivery, future service costs, if any, are accrued. Future service costs represent the Company's problem resolution and support "hotline" service for a one-year period. Service revenue includes software support, which is deferred and recognized ratably over the support period, and revenue from installation and training services, which is recognized as services are performed. Installation and training services are customarily billed at a fixed daily rate. Deferred revenue represents the portion of billings made or payments received in advance of services being performed or products being delivered.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PRODUCT DEVELOPMENT, ENHANCEMENT AND MAINTENANCE COSTS
Costs incurred in the development, enhancement and routine maintenance of the Company's current generation courseware products are expensed as incurred. Costs incurred in establishing the technological feasibility of new courseware products are expensed as incurred. Once technological feasibility has been established, costs incurred in the development of new generation courseware products are capitalized.

Capitalized costs are amortized to product development and customer support expense over the estimated useful life of the new courseware products, which is generally three years. Amortization begins when the product is available for general release to customers. Unamortized costs determined to be in excess of the net realizable value of the product, if any, are expensed at the date of such determination. Amortization expense was $3,195, $1,973 and $2,268 for 2001, 2000 and 1999, respectively.

INCOME TAXES
The Company accounts for income taxes using the liability method, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

STOCK SPLIT
Effective October 26, 2001, the Company's Board of Directors authorized a 4-for-3 stock split, effective in the form of a stock dividend, of the then issued and outstanding shares of the Company's common stock. All references to common stock amounts, shares and per share data included in the consolidated financial statements and related notes have been adjusted to give retroactive effect to the stock split.

EARNINGS PER SHARE
Basic earnings per share is calculated by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net earnings available to common stockholders, adjusted for any convertible preferred stock accretion and convertible debt interest (if those securities are dilutive), by the weighted average number of common and, where dilutive, potential common shares outstanding during the period. Potential common shares include options, warrants and convertible securities.

FOREIGN CURRENCY TRANSLATION
Results of operations for foreign entities are translated using the average exchange rates during the period. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of comprehensive income in the consolidated financial statements.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


COMPREHENSIVE INCOME
The Company's components of comprehensive income include net earnings and foreign currency translation adjustments. Comprehensive income for all periods presented is included in the consolidated statements of stockholders' equity and comprehensive income.

STOCK-BASED COMPENSATION
As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company accounts for stock options and awards under the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The intrinsic value method recognizes compensation expense equal to the excess, if any, of the stock's fair market value on the grant date over the exercise price. SFAS 123 requires pro forma disclosure of net earnings and earnings per share as if the fair value method of SFAS 123 had been applied. The Black-Scholes stock option pricing model was used to estimate the fair value of options granted for the pro forma disclosure.

NEW ACCOUNTING PRONOUNCEMENTS
In June 2001, the Financial Accounting Standards Board ("FASB") approved Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). These statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and intangible assets with indefinite useful lives not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized when incurred. SFAS 141 is generally effective for business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001 with early application permitted in certain circumstances. Additionally, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamortization and amortization provisions of SFAS 142. The Company expects to adopt SFAS 142 effective as of November 1, 2001. At October 31, 2001, the net book value of the Company's goodwill was $15,950, and goodwill amortization expense was $1,483, $90 and $0 for 2001, 2000 and 1999, respectively. The adoption of these statements is expected to reduce 2002 annual goodwill amortization expense by approximately $2,190. Additionally, the effects of any future impairment, as provided by SFAS 142, on the Company's consolidated financial position and results of operations are unknown.

In October 2001, the FASB approved Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS 121 and APB Opinion No. 30. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Additionally, the effects of any future impairment and disposal of long-lived assets, as provided by SFAS 144, on the Company's consolidated financial position and results of operations are unknown.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



2. ACQUISITIONS

TEACHMASTER TECHNOLOGIES, INC.
In September 2001, the Company acquired TeachMaster Technologies, Inc. ("TeachMaster"), a privately-held South Dakota corporation, for $1,550 in cash, approximately 24,000 shares of the Company's common stock with an aggregate fair value of $500, approximately $726 to retire certain of TeachMaster's debts, and additional consideration not to exceed $750. The additional consideration will be paid only upon TeachMaster achieving certain financial targets in fiscal years 2002 and 2003. TeachMaster, a research-based educational software development and consulting services company, specializes in the implementation of cross-platform standards-based educational solutions for K-12 school districts.

The purchase price consisted of the following components:
  Cash paid                                                     $ 1,550
  Common stock issued                                               500
  Debt paid                                                         726
  Direct acquisition costs                                          100
  Liabilities assumed                                               234
                                                                -------
                                                                $ 3,110
                                                                =======

The allocation of the total purchase price was as follows:

  Estimated fair value of tangible assets acquired              $   332
  Estimated fair value of identified intangible assets              965
  Goodwill                                                        2,180
  Deferred tax liabilities                                         (367)
                                                                -------
                                                                $ 3,110
                                                                =======

The TeachMaster acquisition was accounted for under SFAS 141 using the purchase method of accounting and, accordingly, the assets and liabilities acquired were recorded at their estimated fair values on the acquisition date. The valuation of identified intangible assets, consisting of an employment agreement and acquired technology, was performed by the Company. Goodwill and intangible assets are subject to the provisions of SFAS 142. Intangible assets are being amortized over three to five years. Goodwill will not be amortized; however, it will be tested for impairment on an annual basis.

The operating results of TeachMaster were included in the Company's consolidated statements of earnings from the date of acquisition; however, they were not material to the Company's consolidated financial statements and, accordingly, pro forma financial disclosures are not presented.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


WASATCH INTERACTIVE LEARNING CORPORATION
In April 2001, the Company acquired Wasatch Interactive Learning Corporation ("Wasatch"), a publicly-held Washington corporation and provider of multimedia courseware for K-8 education. Following the approval of Wasatch stockholders, the Company acquired all of the outstanding securities of Wasatch in exchange for approximately 875,000 shares of the Company's common stock with an aggregate fair value of $11,996, and Wasatch became a wholly owned subsidiary. In addition, the Company assumed all existing warrants to purchase Wasatch common stock and converted them into warrants to purchase the Company's common stock (see Note 8).

In a separate transaction immediately prior to the closing date, the Company purchased Wasatch's outstanding 7% convertible debenture from the holder for approximately $4,056 with funds borrowed under the Company's revolving loan agreement. The 7% convertible debenture was redeemed for cash upon the closing of the acquisition.

The purchase price consisted of the following components:

  Common stock issued                                           $ 11,996
  Debenture purchase                                               4,056
  Direct acquisition costs                                           616
  Liabilities assumed                                                629
  Common stock warrants assumed (see Note 8)                          30
                                                                --------
                                                                $ 17,327
                                                                ========

The allocation of the total purchase price was as follows:

  Estimated fair value of tangible assets acquired              $    595
  Estimated fair value of identified intangible assets             2,200
  Goodwill                                                        12,290
  Deferred tax asset                                               3,100
  Deferred tax liabilities                                          (858)
                                                                --------
                                                                $ 17,327
                                                                ========

The Wasatch acquisition was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities acquired were recorded at their estimated fair values on the acquisition date. The valuation of identified intangible assets, consisting of a customer list, acquired technology and the assembled workforce, was performed by an independent appraisal firm. Beginning in 2002, goodwill and intangible amortization will be subject to the provisions of SFAS 142. Intangible assets will continue to be amortized over three to five years. Goodwill was being amortized over seven years; under SFAS 142 it will no longer be amortized and will be tested for impairment on an annual basis.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


2. ACQUISITIONS, CONTINUED

The operating results of Wasatch were included in the Company's consolidated statements of earnings from the date of acquisition. The unaudited pro forma consolidated results of operations of the Company, as if the Wasatch acquisition had occurred at the beginning of the years presented, were as follows:

                                        2001            2000
                                    (Unaudited)     (Unaudited)
    Revenues                        $   70,640      $   57,963
    Net earnings                         1,903           1,034
    Basic earnings per share              0.14            0.08
    Diluted earnings per share            0.13            0.08

The unaudited pro forma consolidated results of operations are for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the years presented or the results which may occur in the future.

CYBERED, INC.
In July 2000, the Company acquired CyberEd, Inc. ("CyberEd"), a privately-held Nevada corporation and provider of multimedia science courseware for high schools, for approximately $4,400 in cash, net of cash acquired.

The purchase price consisted of the following components:

    Cash paid                                                                           $ 4,952
    Direct acquisition costs                                                                120
    Liabilities assumed                                                                     230
                                                                                        -------
                                                                                        $ 5,302
                                                                                        =======

The allocation of the total purchase price was as follows:

    Estimated fair value of tangible assets acquired                                    $ 1,300
    Estimated fair value of identified intangible assets                                  1,530
    Goodwill                                                                              3,053
    Deferred tax liabilities                                                               (581)
                                                                                        -------
                                                                                        $ 5,302
                                                                                        =======

The acquisition was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities acquired were recorded at their estimated fair values on the acquisition date. The valuation of identified intangible assets, consisting of a trademark, two non-compete agreements and the assembled workforce, was performed by an independent appraisal firm. Beginning in 2002, goodwill and intangible amortization will be subject to the provisions of SFAS 142. Intangible assets will continue to be amortized over two to seven years. Goodwill was being amortized over seven years; under SFAS 142 it will no longer be amortized and will be tested for impairment on an annual basis.

The operating results of CyberEd were included in the Company's consolidated statements of earnings from the date of acquisition; however, they were not material to the Company's consolidated financial statements and, accordingly, pro forma financial disclosures are not presented.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACCOUNTS RECEIVABLE

Accounts receivable include net installment receivables of $16,087 and $13,040 at October 31, 2001 and 2000, respectively. Installment receivables to be billed beyond one year from the balance sheet date were $2,021 and $193 at October 31, 2001 and 2000, respectively, and are included in other assets on the consolidated balance sheets (see Note 4).

The provision for doubtful accounts, included in selling, general and administrative expense on the consolidated statements of earnings, was $1,868, $2,173 and $2,170 for 2001, 2000 and 1999, respectively.

4. OTHER ASSETS

The components of other assets were as follows:

                                                              2001           2000
    Identified intangibles (see Note 2)                      $ 4,695        $ 1,530
    Installment receivables (see Note 3)                       2,021            193
    Other                                                        650            659
                                                             -------        -------
                                                               7,366          2,382
    Less accumulated amortization                             (1,081)          (241)
                                                             -------        -------
                                                             $ 6,285        $ 2,141
                                                             =======        =======

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. DEBT


The components of debt were as follows:

                                                                    2001       2000
    Current:
      Current portion of capital lease obligations                   $242       $ --
      Current portion of 10% subordinated
        convertible debentures                                         --        600
                                                                     ----       ----
                                                                     $242       $600
                                                                     ====       ====
    Long-term:
      Capital lease obligations                                      $720       $ --
                                                                     ====       ====


REVOLVING LOAN
The Company's revolving loan agreement provided for a maximum $15,000 line of credit through February 26, 2002. Substantially all of the Company's assets were pledged as collateral under the agreement.

Borrowings were limited by the available borrowing base, as defined, consisting of certain accounts receivable and inventory, with interest payable at the prime rate plus 1% or the London Interbank Offered Rate (LIBOR) plus 3%, at the option of the Company pursuant to the agreement. A commitment fee was payable quarterly based on the unused portion of the line of credit. The agreement contained restrictive financial covenants (including Minimum Net Worth, Minimum Earnings Before Interest Taxes Depreciation and Amortization (EBITDA), and Minimum Interest Coverage) and restrictions on additional borrowings, asset sales and dividends, as defined.

This revolving loan agreement was terminated on September 19, 2001 at the request of the Company. On December 20, 2001, the Company entered into a new revolving loan agreement with a new lender (see Note 15).

10% SUBORDINATED CONVERTIBLE DEBENTURES
The Company's 10% subordinated convertible debentures had an original principal balance of $3,050 with interest payable semi-annually. At the option of the holder, the debentures were convertible into the Company's common stock. The Company could redeem the debentures at 101% of principal, plus interest, subject to certain terms and conditions. The debentures had a scheduled maturity in 2004 and were subject to mandatory redemption at 25% of principal annually beginning in 2001.

In 2000, $2,450 of the debentures were converted by the holders into approximately 363,000 shares of the Company's common stock at $6.76 per share. Pursuant to the terms of the debentures, the conversion price was adjusted from the original $7.20 per share to $6.76 per share prior to the conversions.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

In October 2000, the Company notified the holders of its intent to redeem the remaining $600 of debentures, and the remaining debenture balance at October 31, 2000 was classified as a current liability on the consolidated balance sheets.

In November 2000, the remaining $600 of debentures were converted into approximately 88,000 shares of the Company's common stock.

CAPITAL LEASE OBLIGATIONS
At October 31, 2001, the Company's long-term debt consisted of various capital lease obligations for equipment. Amounts due in the next twelve months under these leases are classified as a current liability in the consolidated balance sheets.

Scheduled maturities of long-term debt were as follows:

                        2002      $242
                        2003       243
                        2004       223
                        2005       206
                        2006        48
                                  ----
                                  $962
                                  ====


6. COMMITMENTS


The Company leases its various facilities. Certain of these leases contain renewal options, escalation clauses and requirements that the Company pay taxes, insurance and maintenance costs. Commitments for future minimum rental payments under noncancelable leases for the next five years ending October 31 are as follows:

                        2002      $1,437
                        2003       1,185
                        2004         836
                        2005         616
                        2006         615
                  Thereafter       2,235
                                  ------
                                  $6,924
                                  ======

Rent expense was $1,432, $1,393 and $1,499 for 2001, 2000 and 1999,
respectively.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


7. CONVERTIBLE REDEEMABLE PREFERRED STOCK


In January 1999, the Company issued 540 shares of its Series C Convertible Redeemable Preferred Stock (the "Series C Preferred") and warrants to purchase 167,000 shares of the Company's common stock at $7.13 per share for an aggregate purchase price of $5,000. Additionally, in July 1999, the Company issued warrants to purchase approximately 84,000 shares of the Company's common stock at $6.54 per share related to the issuance of the Series C Preferred. The Company received proceeds of $5,000 and paid offering costs of $501 resulting in net proceeds of $4,499 for the Series C Preferred and warrants. The warrants were assigned a value of $541 resulting in an increase to paid in capital and a reduction to the carrying value of the Series C Preferred.

Each share of the Series C Preferred had a par value of $0.01 and a stated value of $10,000 per share. The Series C Preferred ranked senior to the Company's common stock, had no voting rights, and was not entitled to any dividends.

The Series C Preferred, as amended, was convertible after 90 days into shares of the Company's common stock, at the option of the holder, and may have been converted up to ten years from the issue date. Conversion was mandatory for all such securities still outstanding on January 13, 2009.

The conversion price of the Series C Preferred was equal to the lower of (a) $7.13 per share or (b) the applicable percentage of the average of the three lowest closing prices of the Company's common stock during the 30 trading days immediately prior to the date of conversion. The applicable percentage was to decrease over time from 90% (after 90 days) to 82% (after 631 days from issuance). The aggregate maximum number of shares of the Company's common stock that could have been issued for all conversions was 1,535,367.

The conversion terms of the Series C Preferred included a beneficial conversion feature at the issue date. The most beneficial conversion price was determined to be 82% of the average of the three lowest closing prices of the Company's common stock during the 30 trading days prior to the issue date. As of the issue date, the Company allocated approximately $826 to the beneficial conversion feature resulting in an increase to paid in capital and a reduction to the carrying value of the Series C Preferred. The beneficial conversion feature was to be recognized as a deemed dividend to the preferred stockholders over the 631 day period from the issue date to the date of the most beneficial conversion percentage using the greater of the effective interest method or the amount the holder could realize at each reporting date. Amortization of the beneficial conversion feature was $0, $129 and $670 for 2001, 2000 and 1999, respectively.

The Company was permitted to redeem the Series C Preferred in cash at any time, under certain defined conditions.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


The Series C Preferred, and shares of the Company's common stock obtained through conversions of the Series C Preferred and currently held by the holder, were subject to redemption in cash, at the option of the holder, upon certain events, as defined. As these events were outside of the Company's control and redemption would be in cash, the Series C Preferred, and shares of the Company's common stock obtained through conversions of the Series C Preferred and currently held by the holder, were presented between total liabilities and stockholders' equity on the consolidated balance sheets.

In 1999, 255 shares of the Series C Preferred were converted by the holders into approximately 653,000 shares of the Company's common stock. In 2000, the remaining 285 shares of the Series C Preferred were converted by the holders into approximately 761,000 shares of the Company's common stock.

Since all of the Series C Preferred has been converted, shares of the Company's common stock obtained through conversions (approximately 1,415,000 shares) are no longer subject to redemption in cash at the option of the holder upon certain events. Accordingly, the carrying value of these common shares (approximately $3,934) was transferred to stockholders' equity on the consolidated balance sheets.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


8. STOCKHOLDERS' EQUITY


COMMON STOCK ISSUED
In September 2001, the Company issued approximately 24,000 shares of common stock in connection with the acquisition of TeachMaster (see Note 2).

In June 2001, the Company completed a public stock offering, selling 3,680,000 shares of common stock at a price of $15.75 per share. Net proceeds were approximately $55,000 after payment of underwriting discounts, commissions and offering costs.

In April 2001, the Company issued approximately 875,000 shares of common stock in connection with the acquisition of Wasatch (see Note 2).

In January 2001, the Company issued approximately 11,000 shares of common stock pursuant to the adjustment warrants issued in connection with the private placement of common stock in July 2000.

In November 2000, the remaining $600 of 10% subordinated convertible debentures were converted by the holders into approximately 88,000 shares of the Company's common stock (see Note 5).

In July 2000, the Company issued approximately 474,000 shares of its common stock at $10.53 per share in a $5,000 private placement with institutional investors. The Company received net proceeds of approximately $4,800 which were used for the acquisition of CyberEd (see Note 2).

STOCK INCENTIVE AND STOCK OPTION PLANS
The Company has adopted various stock incentive and stock option plans that authorize the granting of stock options, stock appreciation rights and stock awards to directors, officers and key employees, subject to certain conditions, including continued employment. Under these plans, approximately 139,000 shares are reserved for future grants.

Stock options are granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense has been recognized in the consolidated financial statements. Options granted to the Company's outside directors are exercisable immediately. All other options granted become exercisable ratably over three years. Options granted expire ten years from the grant date.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Stock option transactions under these plans were as follows:


                                                    2001                2000                1999
Options outstanding at beginning of year          1,965,464           1,763,600           1,480,611
Options granted                                   1,123,669             396,800             391,133
Options exercised                                  (887,652)           (120,552)            (10,004)
Options forfeited                                   (56,724)            (74,384)            (98,140)
                                              -------------       -------------       -------------
Options outstanding at end of year                2,144,757           1,965,464           1,763,600
                                              =============       =============       =============
Options exercisable at end of year                  855,599           1,295,777           1,084,991
                                              =============       =============       =============

Weighted average exercise prices:
   Outstanding at beginning of year           $        6.94       $        6.04       $        6.17
   Granted                                            15.07               10.07                5.72
   Exercised                                           6.14                4.36                2.91
   Forfeited                                          10.97                6.47                7.08
   Outstanding at end of year                         11.42                6.94                6.04
   Exercisable at end of year                          7.72                6.44                6.20


The following table summarizes information concerning currently outstanding and exercisable stock options at October 31, 2001:


               Options Outstanding                                  Options Exercisable
                                      WEIGHTED-
                                       AVERAGE            WEIGHTED-                       WEIGHTED-
   RANGE OF            NUMBER      REMAINING YEARS         AVERAGE         NUMBER          AVERAGE
EXERCISE PRICES     OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
$ 0.62 - $ 5.16       274,581            7.0              $   4.46        168,095          $ 4.50
$ 5.34 - $ 6.23       291,309            6.1                  5.65        290,687            5.65
$ 6.75 - $12.11       450,937            8.3                  9.81        203,147            7.88
$13.13 - $14.20       584,975            8.8                 13.67        190,337           13.40
$15.65 - $23.62       542,955            9.8                 16.96          3,333           15.65
                    ---------            ---              --------        -------          ------
                    2,144,757            8.3              $  11.42        855,599          $ 7.72
                    =========            ===              ========        =======          ======


Had compensation expense been recognized based on the fair value of options granted, consistent with the provisions of SFAS 123, the Company's net earnings and diluted earnings per share would have been reduced by $3,282 or $0.22 per share in 2001, $1,054, or $0.10 per share in 2000, and $771, or $0.07 per share in 1999.

The weighted-average fair value of options granted and assumptions used in the Black-Scholes stock option pricing model were as follows:


                                     2001     2000    1999
   Fair value of options granted   $12.30    $6.15    $3.44

   Expected life (years)                5        5        5
   Risk-free rate of return           4.8%     6.2%     5.2%
   Volatility                          75%      67%      67%
   Dividend yield                       0%       0%       0%

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



8. STOCKHOLDERS' EQUITY, CONTINUED

COMMON STOCK WARRANTS
In 2001, as part of the Wasatch acquisition (see Note 2), the Company assumed all existing warrants to purchase Wasatch common stock and converted them into warrants to purchase approximately 309,000 shares of the Company's common stock, at exercise prices ranging from $56.15 to $296.09 per share. These warrants expire from 2002 to 2004.

In 2000, the Company issued shares of its common stock in a private placement. Concurrent with this transaction, the Company issued (a) fully exercisable warrants to purchase approximately 95,000 shares of its common stock at $12.54 per share and (b) adjustment warrants for the automatic issuance, if at all, of shares of its common stock for $0.01 per share. Pursuant to the adjustment warrants, the number of shares of common stock issued with this transaction will be adjusted, if at all, during various adjustment periods over the eleven months subsequent to the issue date. During each adjustment period, a portion of the common stock issued will be adjusted, and adjustment warrants issued, if the market price of the Company's common stock, as defined, is less than $11.58 per share. All warrants issued with this transaction expire in 2003.

In 1999, the Company issued shares of convertible redeemable preferred stock (see Note 7). Concurrent with this issuance, the Company issued fully exercisable warrants to purchase approximately 251,000 shares of common stock at $6.54 to $7.13 per share. These warrants expire in 2004. In 2000, approximately 43,000 of these warrants were converted into approximately 28,000 shares of common stock in a noncash transaction.

The Company previously issued subordinated convertible debentures (see Note 5). Concurrent with this issuance, the Company issued fully exercisable warrants to purchase approximately 68,000 shares of common stock at $6.76 per share, as adjusted. These warrants expire from 2002 to 2007. In 2000, approximately 3,000 of these warrants were exercised for cash. In addition, approximately 35,000 of these warrants were converted into approximately 21,000 shares of common stock in noncash transactions.

OTHER
Stock-based compensation for 2001 included non-cash charges of $489 for the accelerated vesting of stock options related to the Company's succession plans.

The Company previously granted restricted stock awards to certain key employees for the purchase price of $1.00 per share. The restrictions on these shares of the Company's common stock lapse over a five-year period and, only upon lapsing, may be sold or transferred. Compensation expense recorded for these shares was $87, $120 and $116 in 2001, 2000 and 1999, respectively. At October 31, 2001, approximately 20,000 restricted shares were outstanding.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


9. SPECIAL CHARGE

The consolidated statement of earnings for 2001 included a special charge of $1,260. This charge represented costs associated with the November 2000 retirement of the Company's founder and former chief executive officer, and included non-cash amounts of $463 for the accelerated vesting of stock options.

10. INCOME TAXES

The components of earnings before income taxes were as follows:


                                                   2001         2000         1999
   United States                                 $  6,811      $ 7,710      $  5,373
   Foreign                                            199          228          (342)
                                                 --------      -------      --------
                                                 $  7,010      $ 7,938      $  5,031
                                                 ========      =======      ========


The components of income tax expense (benefit) were as follows:


                                                  2001          2000           1999
   Federal                                       $  3,007      $ 2,798      $(10,012)
   Foreign                                            120           --            --
   State and local                                    378          298            12
                                                 --------      -------      --------
                                                 $  3,505      $ 3,096      $(10,000)
                                                 ========      =======      ========


The income tax expense (benefit) differs from the amount computed by applying the U.S. federal statutory income tax rate to earnings before income taxes as follows:

                                                   2001          2000          1999
U.S. federal statutory rate at 34%               $  2,383      $ 2,699      $  1,711
State taxes, net of U.S. federal income tax           272          197            12
Nondeductible expenses                                624          141            90
Valuation allowance change                             --            --      (10,200)
Previously unrecognized benefit from
  utilizing tax loss carryforwards                     --            --       (1,711)
Other                                                 226           59            98
                                                 --------      -------      --------
                                                 $  3,505      $ 3,096      $(10,000)
                                                 ========      =======      ========

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



10. INCOME TAXES, CONTINUED


The components of the deferred tax asset were as follows:

                                                      2001           2000
Current:
  Revenue recognition                               $ (2,622)      $ (2,385)
  Accrued liabilities and reserves                     1,471          1,376
  Net operating loss carryforward                      3,619          3,324
                                                    --------       --------
    Total current deferred tax asset                   2,468          2,315
                                                    --------       --------


Long-term:
  Net operating loss carryforward                     11,613          8,041
  Tax credit carryforwards                               541            506
  Product development expense recognition             (1,993)        (1,988)
  Equipment basis difference                             149            200
  Identified intangible asset basis difference        (1,534)          (581)
  Other                                                   --             (5)
  Valuation allowance                                 (1,944)        (1,944)
                                                    --------       --------
    Total long-term deferred tax asset                 6,832          4,229
                                                    --------       --------
                                                    $  9,300       $  6,544
                                                    ========       ========

At October 31, 2001, the Company had a federal net operating loss carryforward of approximately $34,500 and a foreign net operating loss carryforward of approximately $5,750. The foreign net operating loss carryforward is subject to uncertainty regarding utilization and, therefore, has a full valuation allowance placed on it. These net operating loss carryforwards expire between 2004 and 2021.

In 1999, the Company reversed approximately $10,200 of valuation allowance placed on the U.S. portion of the Company's deferred tax asset. This reversal was based on updated expectations about future years' taxable income to reflect continuing improvements in operating results influenced by the Company's continued revenue growth, and other indications that certain concerns that had previously limited management's expectations about future taxable income no longer were applicable.

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


11. EARNINGS PER SHARE

                                                      2001             2000             1999
BASIC:
Net earnings available to common stockholders      $     3,505      $     4,713      $    14,361
                                                   ===========      ===========      ===========

Weighted average common shares outstanding          13,364,000        9,935,000        8,787,000
                                                   ===========      ===========      ===========

Basic earnings per share                           $      0.26      $      0.47      $      1.63
                                                   ===========      ===========      ===========

DILUTED:
Net earnings available to common stockholders      $     3,505      $     4,713      $    14,361
Preferred stock accretion                                   --               --              670
Convertible debentures interest                             --               --              305
                                                   -----------      -----------      -----------
Net earnings for diluted earnings per share        $     3,505      $     4,713      $    15,336
                                                   ===========      ===========      ===========

Weighted average common shares outstanding          13,364,000        9,935,000        8,787,000
Potential common shares:
   Stock options and warrants                        1,019,000          586,000           75,000
   Convertible redeemable preferred stock                   --               --          782,000
   Convertible debentures                                   --               --          424,000
                                                   -----------      -----------      -----------
Weighted average common and potential
   common shares outstanding for diluted
   earnings per share                               14,383,000       10,521,000       10,068,000
                                                   ===========      ===========      ===========

Diluted earnings per share                         $      0.24      $      0.45      $      1.52
                                                   ===========      ===========      ===========

In 2000, approximately 603,000 potential common shares from the convertible redeemable preferred stock and the convertible debentures were antidilutive and excluded from the calculation of diluted earnings per share.

12. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company performs evaluations of its customers' credit worthiness and generally requires no collateral from its customers. Credit risk is minimized as a result of the large number of customers and their geographic dispersion. Although many of the Company's educational customers are dependent upon various government funding sources, and are subject to appropriation of funds, the Company does not believe there is a significant concentration of risk associated with any specific governmental program or funding source.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



13. SEGMENT AND GEOGRAPHIC INFORMATION


The Company operates in one industry segment, namely educational software.

Information about the Company's geographic operations were as follows:

                                             2001            2000            1999
REVENUES FROM UNAFFILIATED CUSTOMERS:

   United States                           $  64,658       $  51,237       $  41,081
   Canada                                        464             622           1,055
   United Kingdom                              4,985           4,264           1,999
                                           ---------       ---------       ---------
                                           $  70,107       $  56,123       $  44,135
                                           =========       =========       =========

OPERATING PROFIT (LOSS):

   United States                           $   6,713       $   8,897       $   7,188
   Canada                                       (149)            (17)           (306)
   United Kingdom                                339             247             (34)
                                           ---------       ---------       ---------
                                           $   6,903       $   9,127       $   6,848
                                           =========       =========       =========

TOTAL ASSETS (AT OCTOBER 31):

   United States                           $ 130,602       $  48,065       $  38,703
   Canada                                        589             665             805
   United Kingdom                              4,720           1,860           1,680
                                           ---------       ---------       ---------
                                           $ 135,911       $  50,590       $  41,188
                                           =========       =========       =========

                                                REAL LEARNING. REAL RESULTS.(TM)

                                           PLATO LEARNING, INC. AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                          JAN 31       APR 30       JUL 31       OCT 31        TOTAL
2001:
Revenues                 $ 9,754       $15,364      $22,803      $22,186      $70,107
Gross profit               8,275        13,895       21,136       19,881       63,187
Net earnings (loss)       (2,351)          825        3,573        1,458        3,505

Diluted earnings
(loss) per share           (0.21)         0.07         0.22         0.08         0.24

2000:
Revenues                 $ 7,525       $12,240      $16,138      $20,220      $56,123
Gross profit               6,168        10,631       14,431       18,399       49,629
Net earnings (loss)       (1,494)          356        2,323        3,657        4,842

Diluted earnings
(loss) per share           (0.17)         0.04         0.21         0.31         0.45

15. SUBSEQUENT EVENT

The Company's new revolving loan agreement with Wells Fargo Bank, N.A. was closed on December 20, 2001 and provides for a maximum $12,500 line of credit through July 1, 2003. Substantially all of the Company's assets are pledged as collateral under the agreement.

Borrowings are limited by the available borrowing base, as defined, consisting of certain accounts receivable and bear interest at the prime rate plus 0.25% or the London Interbank Offered Rate (LIBOR) plus 1.75 to 2.75%, depending on cash flow leverage, as defined, at the option of the Company pursuant to the agreement. A commitment fee is payable quarterly based on unused portion of the line of credit. The agreement contains restrictive financial covenants (including Minimum Tangible Net Worth, Minimum Debt Service Coverage, Maximum Leverage, Maximum Cash Flow Leverage, Minimum Current Ratio, and Maximum Annual Capital Expenditures) and restrictions on additional borrowings, asset sales and dividends, as defined.

A commitment fee of approximately $63 was paid upon commencement of the facility.

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
FIVE-YEAR SUMMARY FINANCIAL DATA

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           FISCAL YEAR ENDED OCTOBER 31
                                           2001          2000          1999           1998          1997
STATEMENT OF EARNINGS DATA:

Revenues by product line:
  PLATO                                   $ 70,107      $ 56,123      $ 44,135       $ 39,385      $ 33,265
  Aviation Training                             --            --            --          3,893         3,694
                                          --------      --------      --------       --------      --------
  Total revenues                            70,107        56,123        44,135         43,278        36,959

Gross profit                                63,187        49,629        38,783         38,269        30,484

Operating expenses:
  Selling, general and administrative       44,226        34,019        26,464         25,408        36,988
  Product development and
     customer support                        8,686         6,339         5,471          7,341         8,036
  Goodwill and intangible amortization       2,112           144            --             --            --
  Special charge                             1,260            --            --             --            --
Operating profit (loss)                      6,903         9,127         6,848          5,520       (14,540)
Interest expense                               585           971         1,651          2,217         1,480
Interest income                                817            12            22             --            --
Income tax expense (benefit)                 3,505         3,096       (10,000)            --         4,061
Net earnings (loss)                          3,505         4,842        15,031          3,068       (20,217)

PER SHARE OF COMMON STOCK:
Net earnings (loss) - diluted                 0.24          0.45          1.52           0.35         (2.43)
Cash dividends                                  --            --            --             --            --

BALANCE SHEET DATA:
Total assets                               135,911        50,590        41,188         27,407        29,088
Long-term debt                                 720            --         3,050          3,050         3,050
Total liabilities                           22,012        14,745        17,807         23,738        28,341
Convertible redeemable
  preferred stock                               --            --         2,006             --            --
Redeemable common stock                         --            --         1,799             --            --
Stockholders' equity                       113,899        35,845        19,576          3,669           747

REAL LEARNING. REAL RESULTS.(TM)

PLATO LEARNING, INC. AND SUBSIDIARIES
STOCKHOLDER INFORMATION


TRANSFER AGENT
Requests concerning the transfer or exchange of shares, lost stock certificates, duplicate mailings or change of address should be directed to the Company's Transfer Agent at:

   Wells Fargo Bank Minnesota, N.A.
   Shareowner Services
   P.O. Box 64854
   St. Paul, MN  55164-0854
   1-800-468-9716
   www.wellsfargo.com/com/shareowner_services
   TDD#  651-450-4144

ANNUAL MEETING OF STOCKHOLDERS
The annual meeting of stockholders will be held at 12:00 PM on Thursday, March 14, 2002, at the Radisson South Hotel, 7800 Normandale Boulevard, Bloomington, MN 55439

INVESTOR CONTACTS
John M. Buske, Chief Operating Officer and Chief Financial Officer Steven R. Schuster, Vice President, Treasurer and Corporate Secretary

To obtain information about the Company call 1-800-869-2000, visit our Web site www.plato.com, or write to:
   Investor Relations
   PLATO Learning, Inc.
   10801 Nesbitt Avenue South
   Bloomington, MN  55437

The latest Company news releases, including quarterly results, and other information can be received by calling Investor Relations at 1-800-869-2000 or from the PLATO home page.

STOCK EXCHANGE LISTING
   NASDAQ-NMS
   Symbol:  TUTR

The quarterly range of high and low closing prices for the Company's common stock are set forth below.

FISCAL YEAR ENDED OCTOBER 31

                    2001                     2000

Quarter       High        Low          High        Low
First       $   19.03   $    9.33   $    5.25   $   3.38
Second          16.88       11.45        9.38       4.69
Third           25.46       12.75       11.06       7.94
Fourth          26.21       13.22       18.98       9.66

Trademark References
Copyright(C) 2002 PLATO Learning, Inc. All rights reserved. Printed in the U.S.A. PLATO(R) is a registered trademark of PLATO Learning, Inc.
All other company and product names may be trademarks or registered trademarks of their respective companies.


                                       51